SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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|_| Preliminary Proxy Statement       |_| Confidential, for Use of the
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|_| Definitive Additional Materials
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                     First Republic Corporation of America
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
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

                    THE FIRST REPUBLIC CORPORATION OF AMERICA

                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                December 14, 1999

                         -------------------------------

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The First Republic Corporation of America will be held at 575 Madison Ave., 11th Floor, New York City, on Tuesday, December 14, 1999 at 2:00 P.M., New York City Time for the following purposes:

            1. To elect a Board of Directors of eight individuals for the ensuing year and until their respective successors shall have been elected and shall qualify;

            2. To ratify the appointment of auditors for the Company to serve until the next Annual Meeting of Stockholders; and

            3. To transact any other business as may lawfully come before the meeting or any adjournment or adjournments thereon.

      Only stockholders of record as of the close of business of November 9, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                     By Order of the Board of Directors,


                                     HARRY BERGMAN
                                     Secretary

     New York, New York
     November 10, 1999

      Please date and execute the accompanying proxy and promptly return it in the enclosed, self-addressed envelope. No postage is required if mailed within the United States. If you attend the meeting in person, you will be entitled to vote your shares at the meeting.

                    THE FIRST REPUBLIC CORPORATION OF AMERICA

                               -------------------

                                 PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies by the Board of Directors of The First Republic Corporation of America (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "meeting") which will be held at 575 Madison Avenue, 11th Floor, New York City, on Tuesday, December 14, 1999 at 2:00 P.M., New York City Time, and at any and all adjournments of the meeting.

      Stockholders who execute proxies retain the right to revoke them at any time; unless so revoked, the shares represented by such proxies will be voted at the meeting and any adjournments. Proxies solicited by the management of the Company will be voted in accordance with the directions given therein. Stockholders vote at the meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the meeting to serve as inspector of election at the meeting and who has executed and verified an oath of office. Abstentions and broker "non-votes" are included in the determination of the number of shares present at the meeting for quorum purposes. Abstentions will have the same effect as negative votes, except that abstentions will have no effect on the election of directors as directors are elected by a plurality of the votes cast. Broker "non-votes" are not counted in the tabulations of the votes cast on proposals presented to stockholders because shares held by a broker are not considered to be entitled to vote on matters as to which broker authority is withheld. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

      The principal executive offices of the Company are located at 302 Fifth Avenue, New York, New York 10001. The approximate date on which this statement and the enclosed proxies were first sent or given to stockholders was November 10, 1999. Stockholders of record as of the close of business on November 9, 1999 will be entitled to one vote for each share then held. As of November 9, 1999, there were outstanding 669,991 shares of Common Stock, $1 par value (the "Common Stock").

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to all persons who are known to the Company to be the beneficial owner of more than 5% of the Common Stock as of November 9, 1999.

                                               Amount and
                                                Nature of
      Name and Address of Beneficial Owner      Beneficial         Percent
                                               Ownership(1)       of Class

Mary Nimkoff................................
  26 Button Ball Lane
  Weston, Connecticut                           96,747(2)           14.44%
Jonathan P.  Rosen..........................
  40 East 69th Street
  New York, New York                            227,726(3)          33.99
Lynn M. Silverman...........................
  911 Park Avenue
  New York, New York                            113,350             16.92
Jane G. Weiman..............................
  5630 Wisconsin Avenue
  Chevy Chase, Maryland                         113,290             16.91

------------------------

      (1) Except as noted below in Notes (2) and (3), all shares are owned directly by the parties listed in the table.

      (2) Includes 5,756 shares representing her proportionate interest in 19,188 shares owned by Tranel, Inc. Tranel, Inc. is a corporation 30%, 15.2%, 34.8%, 10% and 10% of the shares of which are owned by Mary Nimkoff, Jonathan P. Rosen, Miriam N. Rosen, Louis H. Nimkoff and Robert Nimkoff, respectively.

      (3) Includes 2,917 shares representing his proportionate interest in 19,188 shares owned by Tranel, Inc.

      The following table sets forth as of November 9, 1999 certain information with respect to security holdings in the Company and Bluepoints Company, Inc. ( "Bluepoints"), an 80.2% owned subsidiary of the Company, by directors of the Company (all of whom are nominees for election at the meeting), executive officers, and all officers and directors as a group.

                                                              Common Stock of
                                       Common Stock              Bluepoints
                                 ------------------------   --------------------
                                  Amount and                Amount and
                                   Nature of                 Nature of
 Name of Individual or Number     Beneficial   Percent of   Beneficial   Percent
     of Persons in Group         Ownership(1)     Class      Ownership  of Class
-------------------------------  ------------     -----      ---------  --------
Harry Bergman .................        --            --       --           --
Stephen L. Bernstein ..........        --            --       --           --
Irving S. Bobrow ..............       200           .03%      --           --
Norman A. Halper ..............       400           .06       --           --
Robert Nimkoff ................     6,547(2)        .98       --           --
Miriam N. Rosen ...............     7,677(3)       1.15      500(4)      4.95%
Jonathan P. Rosen .............   227,726         33.99      500(4)      4.95
William M. Silverman ..........       200(5)        .03       --(5)        --
Jane G. Weiman ................   113,290         16.91      500(4)      4.95
All officers and directors as
  a group (7 persons) .........   356,040         53.15    1,500       1 4.85

      (1) Messrs. Bobrow, Halper and Silverman and Mrs. Weiman own t heir shares directly. Jonathan P. Rosen owns 224,809 shares directly. See Notes (2) and (3) of the preceding table.

      (2) Includes 1,919 shares representing his proportionate interest in 19,188 shares owned by Tranel, Inc.

      (3) Includes 6,677 shares of common stock representing her proportionate interest in 19,188 shares of common stock owned by Tranel, Inc.

      (4)   Owned directly.

      (5) Does not include 113,350 shares of common stock and 500 shares of Bluepoints owned beneficially by his wife Lynn M. Silverman. Mr. Silverman disclaims beneficial ownership of all such shares.

      The Company knows of no contractual arrangements which may at a subsequent date result in a change of control of the Company.

                              ELECTION OF DIRECTORS

      Eight directors will be elected at the meeting to serve for the ensuing year and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of the Company's stock, present in person or by proxy at the meeting. Unless otherwise indicated in proxies received, it is the intention of the persons named in the enclosed form of proxy to vote for the election of the nominees for director named below. In case any such nominee should become unavailable for any reason, the proxy holders reserve the right to substitute another person of their choice in his place. At this time, management knows of no reason why any nominee might not be able to serve.

                                Positions and offices       Director of
           Name                   with the Company          the Company since
--------------------------    -----------------------       -----------------

Harry Bergman.............    Secretary and Treasurer       October 1, 1991
Irving S. Bobrow..........    None                          April 26, 1983
Norman A. Halper..........    President                     October 13, 1969
Robert Nimkoff............    Vice President                April 30, 1991
Miriam N. Rosen...........    None                          December 13, 1994
Jonathan P. Rosen.........    Chairman of the Board         February 5, 1972
William M. Silverman......    None                          December 8, 1981
Jane G. Weiman............    None                          December 10, 1991

      Irving S. Bobrow, age 85, is a member of the New York Bar. Mr. Bobrow, for more than the past five years, has been a member of the law firm of Bobrow & Rosen in New York City and has engaged in real estate investments for his own account.

      Norman A. Halper, age 80, has served as President of the Company since April 1983. From June 1969 until April 1983 he served as a Vice President of the Company.

      Robert Nimkoff, age 38, has served as a Vice President of the Company since June 1988. For more than the past five years Mr. Nimkoff has served as supervisor of the Company's seafood division.

      Miriam N. Rosen, age 79, is a member of the New York Bar. For more that the past five years Mrs. Rosen has been counsel to the law firm of Bobrow & Rosen in New York City and has been engaged in real estate investments for her own account.

      Jonathan P. Rosen, age 55, has served as Chairman of the Board of the Company since December 1994. From September 1978 until November 1994 he served as a Vice President of the Company. He is a member of the law firm of Bobrow & Rosen.

      William M. Silverman, age 57, is a member of the New York Bar. For more than the past five years, Mr. Silverman has been a member of the law firm of Otterbourg, Steindler, Houston and Rosen P.C. in New York City.

      Harry Bergman, age 57, is a certified public accountant. He has been employed by the Company since December 1987, originally as assistant treasurer and since June 29, 1988 as Secretary and Treasurer.

      Jane G. Weiman, age 55, has been a private investor for more than the past five years. For the past several years Mrs. Weiman has also been an officer of the Board of the Washington D.C. Urban League.

      Norman A. Halper, Robert Nimkoff, Jonathan P. Rosen, Harry Bergman, Stephen L. Bernstein, and Miles J. Berman, constitute all the executive officers of the Company and will serve as such until the first meeting of the Board of Directors of the Company following the meeting and until their respective successors shall have been elected and shall qualify. Miles J. Berman, a Vice President of the Company since June 1992, has been involved with the Company for more than five years, primarily in the Company's real estate operations. Stephen
L. Bernstein has been In-House Counsel of the Company for more than the past five years.

      Jonathan P. Rosen is the son of Miriam N. Rosen. Jane G. Weiman is the sister-in-law of William M. Silverman and the cousin of Jonathan P. Rosen. Robert Nimkoff is the cousin of Jonathan P. Rosen.

      As a result of his position with the Company and his ownership of the Company's voting securities, Jonathan P. Rosen may be deemed to be a controlling person of the Company.

      During the fiscal year ended June 30, 1999, the Board of Directors held four meetings and all of the directors attended at least 75% of the meetings. The Company's Board of Directors does not have an audit, nominating or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 and on representations from its executive officers and directors and persons who beneficially own more that 10% of the common stock, all filing requirements of
Section 16(a) of the Securities Exchange Act were complied with during the fiscal year ended June 30, 1999.

                             EXECUTIVE COMPENSATION

      The following table sets forth all compensation paid or accrued by the Company during the last three fiscal years for services in all capacities to the Chief Executive Officer and each executive officer of the Company whose cash compensation exceeds $ 100,000.

               Name and                               Annual          Other
          Principal Position              Year     Compensation  Compensation(1)

Jonathan P. Rosen                        6-30-99     $290,360       $10,692
Chairman                                 6-30-98      271,104        10,239
                                         6-30-97      260,955         9,645

Norman A. Halper                         6-30-99      290,360        10,692
President and Chief Executive Officer    6-30-98      271,104        10,239
                                         6-30-97      260,955         9,645

Robert Nimkoff                           6-30-99      124,397         8,556
Vice President                           6-30-98      104,461         6,639
                                         6-30-97      101,497         6,572

Harry Bergman                            6-30-99      171,200        10,692
Secretary-Treasurer                      6-30-98      169,710        10,239
                                         6-30-97      152,052         9,645

Stephen L. Bernstein                     6-30-99      217,443        10,692
V.P. +In-House Counsel                   6-30-98      202,826        10,239
                                         6-30-97      195,784         9,645

(1) The Company maintains two profit-sharing plans which cover a significant number of its employees. Vesting begins at 20% after two years of service with 100% vesting being reached after six years service. Company contributions to one such plan is at the discretion of the Board of Directors. The Company is required to make minimum contributions to the second plan and, at the discretion of the Board of Directors, may make additional contributions. The executive officers listed above are covered under the second plan and the amount contributed by the Company to such plan on behalf of each executive officer is set forth under the heading "Other Compensation" in the above table.

      The Chairman of the Company's Board of Directors has annually reviewed and set the compensation of the Chief Executive Officer of the Company who, in turn, has reviewed and set the compensation of the other officers of the Company. All such compensation is reviewed on or about April 1 of each year taking into consideration (i) the Company's financial performance during the preceding year,
(ii) the performance of the employee during that year, and (iii) the need to retain competent executive officers dedicated to the enhancement of the Company's performance in future years by paying salaries comparable to those being paid to such executive officers by other companies involved in similar lines of business

Compensation of Directors

      Each Director who is not an officer of the Company is paid $3,000 per quarter.

                                PERFORMANCE GRAPH

      The following performance graph is a line graph comparing the yearly change in the cumulative stockholder return of the Company's Common Stock against the cumulative return of the Dow Jones Equity market Index and Dow Jones Conglomerates Index for the five fiscal years ended June 30, 1999. The stockholder return on the Company's Common Stock has been determined solely based on the price of the Common Stock since there have been no dividends declared on the Common Stock. Since there has been only limited or sporadic quotations for the Common Stock during the five year period, the price of the Common Stock at the relevant dates has been determined by utilizing the price at which the Company purchased shares of Common Stock on the dates closest to each measuring date.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

        AMONG THE FIRST REPUBLIC CORPORATION OF AMERICA, DOW JONES EQUITY
           MARKET INDEX AND DOW JONES INDEPENDENT- CONGLOMERATES INDEX
                           FISCAL YEAR ENDING JUNE 30


--------------------------------------------------------------------------------
                                                 Fiscal Year Ending June 30
                                             1994  1995  1996  1997  1998  1999
                                                          DOLLARS
--------------------------------------------------------------------------------
The First Republic Corporation of America     100    79    95    88   118   126
--------------------------------------------------------------------------------
Dow Jones Global-US                           100   126   159   212   278   341
--------------------------------------------------------------------------------
Dow Jones Independent - Conglomerates         100   127   192   295   410   513
--------------------------------------------------------------------------------

                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

      Lynn M. Silverman, a principal stockholder of the Company, Jane G. Weiman, a director and principal stockholder of the Company, Jonathan P. Rosen, a director, Chairman of the Board and principal stockholder of the Company, and Miriam N. Rosen, a director and mother of Jonathan P. Rosen, own in the aggregate 19.8% of the outstanding shares of Bluepoints. The remainder of the shares of Bluepoints is owned by the Company. Lynn M. Silverman is the wife of William M. Silverman, a director of the Company.

      The Company's corporate office is located in a building owned by 302 Fifth Ave. Associates, a partnership owned 100% by The Estate of A.A. Rosen, Miriam Rosen and Jonathan P. Rosen. The Company is a month-to-month tenant, paying rent of $ 8,800 per month, which the Company believes is comparable to other rentals in the area. Jonathan P. Rosen is the executor of The Estate of A.A. Rosen and Miriam N. Rosen is the primary beneficiary of The Estate of A.A. Rosen.

      The Company and its subsidiaries purchase substantially all of their property, casualty and liability insurance through participation with a group of other entities controlled by The Estate of A.A. Rosen and Jonathan P. Rosen ("Rosen Group Properties"). This procedure enables the group to obtain negotiated insurance rates. During the fiscal year ended June 30, 1999, total premiums incurred by the Company and its subsidiaries under this arrangement amounted to approximately $ 292,000. The total premiums incurred by the Company and its subsidiaries represented approximately 21% of the premiums incurred by the entire group. The Company received fees of $75,000 in fiscal 1999, representing charges to the group for administrative services performed by Company personnel in connection with the foregoing. At June 30, 1999 approximately $ 292,000 was payable to Rosen Group Properties.

      The Estate of A.A. Rosen owns a 50% interest in Isca C.A. and Langomorro CIA, Ltda. (collectively referred to as "Mondragon"), two Ecuadorian corporations engaged in shrimp farming operations and a 25% interest in Larfico Larvas Del Pacifico S. A., an Ecuadorian corporation which owns and operates a shrimp hatchery. Bluepoints currently owns a 38% interest in Mondragon and a 62.5% interest in Larfico. The Estate of A.A. Rosen holds a $640,000 note payable by Bluepoints which note was originally issued in May 1991 in connection with the acquisition by Bluepoints of its interest in Mondragon and an additional 12.5% interest in Larfico. The note is a demand note and bears interest at !% above the prime rate in effect at the Bank of New York. $57,000 of interest was paid on the note for fiscal year ended June 30, 1999.

      As of August 31, 1999 Larfico was indebted to Bluepoints for $196,667 of loans made by Bluepoints to Larfico at various dates between November 8, 1985 and August 5, 1989 (the "Larfico Indebtedness"). Such loans bear interest at 1% over the prime rate in effect at The Bank of New York and are due August 2000. Since July 1, 1998, the largest aggregate amount of outstanding indebtedness from Larfico to Bluepoints was $196,667. In addition, as of August 31, 1999, Mondragon was indebted to Bluepoints for $ 11,314,414 of loans made by Bluepoints to Mondragon on various dates between August 28, 1991 and April 8, 1999 (the "Mondragon Indebtedness"). Such loans bear interest at 1% over the prime rate in effect at The Bank of New York and have no fixed maturity. Since July 1, 1998 the largest aggregate amount of outstanding indebtedness from Mondragon to Bluepoints was $ 11,314,414. The Estate of A.A. Rosen has guaranteed the repayment of 25% of the Larfico Indebtedness and 56.8% of the Mondragon Indebtedness. In August 1999, the Estate of A.A. Rosen paid $ 468,153 of interest on the Mondragon Indebtedness that was accrued in fiscal 1999.

      Bluepoints beneficially owns all of the outstanding stock of Emporsa, Empacadora y Exportadora S.A. ("Emporsa"), an Ecuadorian corporation engaged in shrimp farming operations. As of June 30, 1999, Emporsa and Larfico were indebted to Mondragon for $ 557,000 of loans. Such loans bear no interest and have no fixed maturity. Since July 1, 1998, the largest amount of outstanding indebtedness from Larfico and Emporsa to Mondragon was $ 1,473,000. Since July 1, 1998, the largest amount of outstanding indebtedness from Mondragon to Larfico and Emporsa was $ 3,176,000 which was the balance at June 30,1999. Said indebtedness has no fixed maturity and bears interest at 7.3%.

      As of August 31, 1999, Bluepoints was indebted to the Company for $ 34,895,000 of loans made by the Company to Bluepoints at various dates between November 8, 1985 and August 31, 1999. Such loans bear interest at the rate of 1% over the prime rate in effect at The Bank of New York and are due on demand. Since July 1, 1998, the largest aggregate amount of outstanding indebtedness from Bluepoints to the Company was $34,895,000. A substantial portion of the foregoing loans was used by Bluepoints to acquire and fund Ecuadorian shrimp operations.

      The Estate of A.A. Rosen and Jonathan P. Rosen have jointly provided a limited guarantee with respect to the repayment of loans made by the Company to Bluepoints. Such guarantee is limited to 19.8% of the deficiency in the shareholder equity of Bluepoints. As of June 30, 1999 the amount of the guarantee was $4,989,680.

      Tranel Inc. and Statecourt Enterprises, Inc. each owns a 25% interest in a 167 unit garden apartment complex located in Orlando, Florida in which the Company owns the remaining 50%. Tranel Inc. is owned by Mary Nimkoff, Jonathan
P. Rosen, Miriam N. Rosen, Robert Nimkoff and Louis H. Nimkoff.

      On August 5, 1999, Tranel lent the Company $ 3,000,000 to finance its lobster tail operations. The loan bears interest at 8% and has no fixed repayment terms or due date.

                              SELECTION OF AUDITORS

      The Board of Directors has engaged Ernst & Young, LLP ("Ernst & Young") certified public accountants, as auditors for the fiscal year ending June 30, 2000. While ratification of the Board of Directors' action in this respect by the stockholders is not required, the Board intends to select other auditors for the fiscal year ended June 30, 2000, if a majority of shares of stock of the Company represented at the meeting votes against ratification of its selection of Ernst & Young. Ernst & Young acted as auditors for the fiscal year ended June 30, 1999.

      It is not expected that representatives of Ernst & Young will be present at the meeting.

      The appointment of Ernst & Young as auditors for the fiscal year ended June 30, 1999 was ratified by the stockholders at the Annual Meeting held on December 8, 1998 and the services performed by Ernst & Young with respect to such fiscal year were limited to the examination of the Company's financial statements, and additional tax and consulting work.

        MANAGEMENT RECOMMENDS APPROVAL OF THE APPOINTMENT OF THE AUDITORS

                          PROPOSALS OF SECURITY HOLDERS

      Proposals of security holders intended to be presented at the next (2000) annual meeting must be received by the Company no later than July 13, 2000 for inclusion in the Company's 2000 proxy statement and form of proxy relating to that meeting. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the next annual meeting but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company not later than September 26, 2000 and certain other conditions of the applicable rules of the Securities and Exchange Commission are satisfied.

                                  MISCELLANEOUS

      Management does not intend to present and knows of no others who intend to present at the meeting any matter of business other than the election of directors and the ratification of the selection of auditors. However, if other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment.

      The Company will bear the cost of preparing, assembling and mailing the proxy, statement and any other material which may be sent to stockholders in connection with this solicitation. In addition to solicitation to be made by mail, certain officers, directors and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. All those soliciting proxies will receive only reimbursement of out-of-pocket expenses and will receive no additional compensation, other than required overtime pay when earned. The Company may also reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

      Receipt at the meeting of reports from management will not constitute approval or disapproval of any matters referred to in such reports.

                                    By Order of the Board of Directors

                                    HARRY BERGMAN
                                    Secretary

New York, New York
November 10, 1999